SUB-ITEM 77M
Mergers


Nuveen International Growth Fund

a Series of Nuveen Investment Trust II (the  Trust )

811-09037


On September 19, 2014 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen International Select Fund, a series of Nuveen Investment Funds, Inc. were transferred to the Nuveen International Growth Fund. The circumstances and details of the reorganization are contained in the N-14/A filing on July 24, 2014, under Conformed Submission Type Form N-14/A, accession number 0001193125-14-279087, which materials are herein incorporated by reference.